Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES SECOND QUARTER 2009 EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, continued to grow with total assets of $492,271,000 at June 30, 2009, an increase of $46,820,000 or 10.5% from one year earlier. During that period deposits increased $33,178,000 or 9.2%, with balances of $393,830,000 at the end of the quarter. It was noted that the newest branch office, the Lake Region office, has been very successful in attracting new deposits, attaining over $10 million in just over six months of operation. Asset growth during the period was primarily in loans which increased $34,604,000 or 9.7% to a balance of $391,067,000 at June 30, 2009, exhibiting continued strong loan demand.

The ratio of shareholders equity to assets continues to be strong at 9.25% at June 30, 2009. The Board of Directors declared cash dividends of $.36 per share in both March and June of 2009, representing an increase of 12.5% over the $.32 per share declared in the same quarters of 2008, representing an annualized dividend yield of 3.97% for 2009. This is the third consecutive year that dividends were increased by double digit percentages.

The Company reported 2009 second quarter earnings of $1,061,000, a decline of $508,000 or 32.4% from the previous year. Net interest income of $3,923,000 was 9.6% less than reported for the second quarter of 2008. Noninterest income for the quarter was $1,031,000, an increase of $173,000 or 20.2% greater than one year earlier. Offsetting earnings, noninterest expense was 19.4% greater in the second quarter of 2009 as compared to the same quarter in 2008. Included in these expenses was $390,000 of FDIC insurance premiums which were $334,000 or 596.4% greater than the assessment for the second quarter of 2008.

Year to date income for 2009 was $2,138,000 or 33.9% less that income earned for the first half of 2008. Net interest income in 2009 of $7,904,000 declined $780,000 or 9.0% compared to that earned in the first half of 2008 as variable rate loans continued to reprice at lower rates. The provision for loan losses of $640,000 for the six months ended June 30, 2009 increased by $290,000 or 82.9% more than in the same period of 2008. Many customers are experiencing lower cash flows from which they make their loan payments, necessitating greater provision expenses. The bank continues to work closely with nonaccrual and delinquent borrowers. Originations of residential mortgage loans and sales of those loans in the secondary market have contributed to the increase of $135,000 or 7.5% in noninterest earnings in the first half of 2009 as compared to the same period in 2008. Total noninterest expense of $6,336,000 was 15.2% greater than one year earlier with the increase in FDIC insurance premiums of $415,000 accounting for the greatest portion of this increase. At this level of net income, the return on average stockholders’ equity was 9.43% and the return on average assets was .90% for the quarter.

The allowance for loan loss represented 1.51% of total loans at June 30, 2009 and was 75.5% of nonaccrual loans at that date. Net charge-offs/average loans remained very low at .04% throughout the first half of 2009, a decline of 81% from one year earlier.

Gary C. Beilman, president and chief executive officer of The Dime Bank, commented, “As a nation, we experience the ups and downs of economic cycles. Our goal is to weather these cycles by remaining focused on the long term. That is exactly our mission.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne County and Pike County in Pennsylvania and Sullivan County in New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and trust and investment services. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc. July 20, 2009/ Contact: Deborah L. Unflat

Deborah L Unflat

Assistant Vice President

Marketing Officer

The Dime Bank

120 Sunrise Avenue

Honesdale PA 18431

570-253-6511 x7715

dunflat@thedimebank.com

July 2009

Dear Shareholder:

It is my pleasure to present the second quarter report of Dimeco, Inc. for 2009. I have good news despite our nation’s economic downturn. Balance sheet categories have increased handsomely over the previous year. Deposits and loans have both grown by over 9%, and total assets are up 10.5%. The activity levels in our branches remain healthy and I am pleased that our Lake Region Office, which opened this past December, has already attained over $10 million in deposits.

For you, our shareholders, significant increases are also evident. Stockholders’ equity, which is now over $45 million, has grown by almost 10%. Furthermore, for the third year in a row, dividends are up by double digit percentages with the current period increase being 12.5%. We believe that all of these items are indicative of our commitment to you over the long term.

None of this is to say that our current economy is without challenges. Many borrowers are experiencing lower cash flows from which they make their payments. As mentioned in the first quarter, we continue to work closely with nonaccrual and delinquent credits, both of which have impacted our earnings. Additionally, this year we have been subjected to greater FDIC insurance premiums and a special assessment, which increased our expense by $415,000. As a financial intermediary, we simply reflect the current state of our economy and the impositions it places on us.

I am also thrilled to announce that our long term performance has been nationally recognized in several financial publications. Most notable was our inclusion in the June 2009 issue of “US Banker” magazine, where Dimeco was listed as No. 20 of the top 200 community banks in the nation. This accolade was based on the average of our last three years’ return on equity. Our ranking over this term places us not only in the top 10 percent of banks nationally in this survey, but also places us as the highest ranked community bank in Pennsylvania!

As a nation, we experience the ups and downs of economic cycles. Our goal is to weather these cycles by remaining focused on the long term. That is exactly our mission. We thank you for your investment and your continued loyalty. As always, your questions and comments are welcome.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, except per share)	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$5,617	$6,354	$11,196	$12,990
Investment securities:
Taxable	280	482	651	1,042
Exempt from federal income tax	236	145	451	287
Other	2	31	3	64

Total interest income	6,135	7,012	12,301	14,383

Interest Expense
Deposits	1,876	2,390	3,806	5,150
Short-term borrowings	13	67	70	122
Other borrowed funds	323	213	521	427

Total interest expense	2,212	2,670	4,397	5,699

Net Interest Income	3,923	4,342	7,904	8,684

Provision for loan losses	272	200	640	350

Net Interest Income After Provision for Loan Losses	3,651	4,142	7,264	8,334

Noninterest Income
Services charges on deposit accounts	359	397	730	805
Investment securities losses	—	(3)	(27)	(3)
Other income	672	464	1,227	993

Total noninterest income	1,031	858	1,930	1,795

Noninterest Expense
Salaries and employee benefits	1,585	1,548	3,177	3,110
Net occupancy and equipment expense	399	327	863	679
FDIC insurance assessment	390	56	527	112
Other expense	911	821	1,769	1,601

Total noninterest expense	3,285	2,752	6,336	5,502

Income before income taxes	1,397	2,248	2,858	4,627
Income taxes	336	679	720	1,393

NET INCOME	$1,061	$1,569	$2,138	$3,234

Earnings per Share - basic	$0.68	$1.03	$1.37	$2.12

Earnings per Share - diluted	$0.67	$0.99	$1.35	$2.05

Average shares outstanding - basic	1,558,028	1,523,131	1,558,298	1,522,919
Average shares outstanding - diluted	1,579,644	1,577,863	1,579,486	1,577,481

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
June 30,	2009	2008
Assets
Cash and due from banks	$7,756	$9,277
Interest-bearing deposits in other banks	3,700	1,331
Federal funds sold	3,000	2,165

Total cash and cash equivalents	14,456	12,773

Mortgage loans held for sale	1,329	—
Investment securities available for sale	60,088	59,570

Loans (net of unearned income of $174 and $412)	391,067	356,463
Less allowance for loan losses	5,902	5,024

Net loans	385,165	351,439

Premises and equipment	11,185	7,181
Accrued interest receivable	1,739	1,735
Bank-owned life insurance	8,990	8,370
Other assets	9,319	4,383

TOTAL ASSETS	$492,271	$445,451

Liabilities
Deposits :
Noninterest-bearing	$44,885	$40,099
Interest-bearing	348,945	320,553

Total deposits	393,830	360,652
Short-term borrowings	20,960	21,954
Other borrowed funds	28,297	17,702
Accrued interest payable	952	1,142
Other liabilities	2,699	2,509

TOTAL LIABILITIES	446,738	403,959

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,612,128 and 1,576,500 shares issued	806	788
Capital surplus	5,520	5,011
Retained earnings	41,176	38,054
Accumulated other comprehensive income (loss)	98	(329)
Treasury stock, at cost (54,100 and 53,100 shares)	(2,067)	(2,032)

TOTAL STOCKHOLDERS’ EQUITY	45,533	41,492

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$492,271	$445,451

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

Dimeco, Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)	2009		2008		% Increase (decrease)
	Performance for the six months ended June 30,
	Interest income	$12,301		$14,383		-14.5%
	Interest expense	$4,397		$5,699		-22.9%
	Net interest income	$7,904		$8,684		-9.0%
	Net income	$2,138		$3,234		-33.9%

	Shareholders’ Value (per share)
	Net income - basic	$1.37		$2.12		-35.4%
	Net income - diluted	$1.35		$2.05		-34.2%
	Dividends	$0.72		$0.64		12.5%
	Book value	$29.22		$27.24		7.3%
	Market value	$36.30		$46.75		-22.4%
	Market value/book value ratio	124.2%		171.6%		-27.6%
*	Price/earnings multiple	13.3	X	11.0	X	20.9%
*	Dividend yield	3.97%		2.74%		44.9%

	Financial Ratios
*	Return on average assets	0.90%		1.48%		-39.2%
*	Return on average equity	9.43%		15.85%		-40.5%
	Shareholders’ equity/asset ratio	9.25%		9.31%		-0.6%
	Dividend payout ratio	52.55%		30.19%		74.1%
	Nonperforming assets/total assets	2.48%		0.35%		608.6%
	Allowance for loan loss as a % of loans	1.51%		1.41%		7.1%
	Net charge-offs/average loans	0.04%		0.21%		-81.0%
	Allowance for loan loss/nonaccrual loans	75.5%		569.6%		-86.8%
	Allowance for loan loss/non-performing loans	57.8%		370.0%		-84.4%

	Financial Position at June 30,
	Assets	$492,271		$445,451		10.5%
	Loans, net of unearned	$391,067		$356,463		9.7%
	Deposits	$393,830		$360,652		9.2%
	Stockholders’ equity	$45,533		$41,492		9.7%
* annualized